SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): March 1, 1999


                    LifeStyle Furnishings International Ltd.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


          Delaware                   333-11905            56-1977928
----------------------------    ------------------    ------------------
(State or Other Jurisdiction     (Commission File       (IRS Employer
      of Incorporation)               Number)         Identification No.)


                              4000 Lifestyle Court
                        High Point, North Carolina 27265
-------------------------------------------------------------------------------
              (Address of Principal Executive Offices)(Zip Code)


       Registrant's telephone number, including area code (336)-878-7000
                                                          ---------------



                                 Not Applicable
-------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

Item 5.   Other Events

     LifeStyle Furnishings International Ltd. issued a press release on March 1, 1999. The relevant portion of the text of that release was as follows:



     HIGH POINT, N.C. -- March 1, 1999 -- LifeStyle Furnishings International Ltd. ("LFI") announced today that, as a result of current equity market conditions affecting its proposed Initial Public Offering, it has extended the expiration date of its Offer to Purchase and Consent Solicitation dated January 29, 1999, for its 10 7/8% Senior Subordinated Notes due 2006 (the "Notes") to 5:00 p.m., New York City time, on Wednesday, March 31, 1999, unless further amended. Prior to the extension, the Tender Offer and Consent Solicitation was to expire at 5:00 p.m., New York City time, on March 1, 1999. Except for the extension of the expiration date, the terms and conditions remain as set forth in the Offer to Purchase and Consent Solicitation dated January 29, 1999.

     As of 5:00 p.m., New York City time, on March 1, 1999, LFI has received valid tenders and duly executed consents from registered holders representing all of the $200 million outstanding principal amount of the Notes.

     For additional information, please contact the Merrill Lynch Liability Management Group, the Dealer Manager for the offer, at 212-449-4914 or D.F. King, the Information Agent, at 800-628-8532.

     LifeStyle Furnishings International Ltd. is the largest manufacturer and marketer of home furnishings products in the U.S., with 1998 sales of approximately $2.0 billion. LifeStyle leadership brands include Beacon Hill(R), BenchCraft(R), Berkline(R), Drexel Heritage(R), Henredon(R), LaBarge(R), Lexington(R), Maitland-Smith(TM), Robert Allen(TM)/Ametex(TM), Sunbury(TM) and Universal(R).

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     LIFESTYLE FURNISHINGS INTERNATIONAL LTD.


                                     By:   /s/ Douglas C. Barnard
                                        ------------------------------------
                                        Name:  Douglas C. Barnard
                                        Title: Vice President, General
                                                 Counsel and Secretary

Date: March 2, 1999